Exhibit 10.46

MANAGEMENT UNIT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) IS MADE EFFECTIVE AS OF DECEMBER 16, 2016 (the “Date of Grant”), BY AND BETWEEN UFC MANAGEMENT HOLDCO LLC, A DELAWARE LIMITED LIABILITY COMPANY (the “Company”), AND CHRISTIAN MUIRHEAD, AN INDIVIDUAL (“Grantee”).

RECITALS

A.

The Company was formed for the purpose of holding Profits Units of Zuffa Parent, LLC (“Zuffa Parent”), as such Profits Units are defined in that certain Second Amended and Restated Limited Liability Company Agreement of Zuffa Parent, dated as of August 18, 2016 (as may be amended, supplemented, modified or restated from time to time, the “Zuffa Parent LLC Agreement”). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 18, 2016 (as amended, supplemented, modified or restated from time to time, the “Company LLC Agreement”).

B.	The Company is authorized to issue Management Units of the Company that correspond to Profits Units of Zuffa Parent (“Zuffa Parent Profits Units”).

C.

The Board has determined that it would be in the best interests of the Company to make the award of Management Units of the Company provided for herein to Grantee pursuant to the Company LLC Agreement and the terms set forth herein.

D.

The award set forth herein is designed to compensate Grantee for Grantee’s time and commitment in the continuous performance of services to Zuffa Parent or its Subsidiaries (collectively, the “Zuffa Group”) being rendered by Grantee pursuant to the terms of that certain Services Agreement, dated August 18, 2016, by and between Zuffa, LLC and WME IMG, LLC, by providing Grantee with an indirect interest in the appreciation of the Zuffa Group with respect to the period beginning after the Date of Grant.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.	Issuance of Management Units.

(a) Upon Grantee’s execution of this Agreement and the Company LLC Agreement and delivery thereof to the Company, and subject to the other terms and conditions of this Agreement and the Company LLC Agreement, the Company hereby grants to Grantee an award of 2,060 unvested Management Units, in respect of 2,060

Profits Units, which have a Distribution Threshold of $1,000 per Management Unit and are contemporaneously being issued by Zuffa Parent to the Company pursuant to Article III of the Zuffa Parent LLC Agreement, in each case subject to adjustment as set forth in this Agreement and/or the Company LLC Agreement, which adjustments may be made effective as of the Date of Grant. 100% of the Management Units shall be subject to time-based vesting in accordance with Paragraph 3 of this Agreement.

(b) By entering into this Agreement, Grantee agrees and acknowledges that (i) Grantee has received and read copies of the Company LLC Agreement and the Zuffa Parent LLC Agreement, (ii) the Management Units are subject to the Company LLC Agreement (and may be indirectly subject to the Zuffa Parent LLC Agreement), the terms of which Company LLC Agreement and Zuffa Parent LLC Agreement are hereby incorporated herein by reference and made part of this Agreement, and (iii) Grantee shall be bound by all of the terms and conditions of the Company LLC Agreement and the Zuffa Parent LLC Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Company LLC Agreement and/or the Zuffa Parent LLC Agreement, the applicable terms and provisions of the Zuffa Parent LLC Agreement shall govern and prevail, and then, in decreasing order of seniority, the Company LLC Agreement and this Agreement.

(c) For the avoidance of doubt, no distributions of Available Cash Flow (as defined in the Zuffa Parent LLC Agreement) or other operating distributions shall be made to Grantee unless otherwise determined by the Zuffa Parent Board of Directors.

2.	Certain Specific Acknowledgments.

Without limiting the provisions of Paragraph 1 of this Agreement, Grantee acknowledges that the Management Units are subject to the provisions of the Company LLC Agreement under which (a) the Managing Member has full discretion to interpret and administer this Agreement and its judgments are final, binding and conclusive on Grantee (absent manifest error), (b) Grantee may be required to sell Grantee’s Management Units or otherwise participate in a transaction where other Members are transferring Membership Interests (a “drag-along”), and (c) Grantee shall be prohibited from Transferring Grantee’s Management Units to any other Person except as expressly permitted by the Company LLC Agreement.

3.	Vesting.

Subject to the terms and conditions of this Agreement and the Company LLC Agreement, the Management Units granted hereunder shall vest as set forth in this Paragraph 3. Management Units that have vested in accordance with this Paragraph 3 are referred to herein as “Vested Management Units.”

3.1 Vesting. One-third of the Management Units shall vest in equal installments on each of the first three anniversaries of August 18, 2016 (the “Closing Date”); provided, that Grantee is continuously employed by, or providing services to, the “Employer Group” (defined as WME Entertainment Parent, LLC, Zuffa Parent, the Company and any of their respective Subsidiaries, with the employing entity referred to herein as the “Employer”) from the Date of Grant through the applicable vesting date, and is in good standing on the applicable vesting date.

3.2 Effect of a Sale Transaction. Upon a Sale Transaction (as defined in the Zuffa Parent LLC Agreement), all Management Units (whether vested or unvested) shall remain outstanding or may, at the discretion of the Managing Member, be converted, exchanged, or substituted with any other security or other property of equivalent value as determined by the Managing Member. Upon a Sale Transaction which constitutes a “Qualifying Sale Transaction” (defined below), treatment of any then-unvested Management Units shall be determined at the discretion of the Managing Member at such time.

“Qualifying Sale Transaction” means (i) the sale of at least 80% of the Membership Interests in respect of Common Units and Profits Units by the Members (as each such term is defined in the Zuffa Parent LLC Agreement) to a third party (that is not a Member or an Affiliate thereof) or (ii) the sale by Zuffa Parent of at least 80% of Zuffa Parent’s and its Subsidiaries’ assets (determined on a consolidated basis based on value) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization).

4.	Effect of Termination of Employment.

Upon the termination of Grantee’s employment or services with the Employer Group for any reason: (a) subject to the provisions of this Agreement (including Paragraph 5) and of the Company LLC Agreement, Grantee (or his or her estate, in the case of a termination upon the death of Grantee) shall be entitled to retain Grantee’s Vested Management Units following such termination; and (b) all of Grantee’s unvested Management Units shall be forfeited without any consideration paid to Grantee (or his or her estate, in the case of a termination upon the death of Grantee); provided, that, if Grantee breaches any restrictive covenants applicable to Grantee, all of Grantee’s Management Units (whether vested or unvested) shall be forfeited without any consideration paid to Grantee and the Company require that Grantee relinquish and repay any proceeds (cash or otherwise) receivable or previously received prior to such breach with respect with respect to any of Grantee’s Management Units (excluding any amounts received in respect of tax distributions).

5.	Repurchase Rights with respect to Vested Management Units

The Company may, at any time upon delivery of written notice to Grantee following a termination of Grantee’s employment or services with the Employer Group for any reason, exercise a Repurchase Option with respect to any or all of the Grantee’s Vested Management Units, in accordance with, and subject to the terms and conditions of, Section 7.05 of the Company LLC Agreement. Notwithstanding anything in Section 7.0 of the Company LLC Agreement to the contrary, the consideration payable by the Company to Grantee pursuant to an exercise by the Company of a Repurchase Option with respect to Vested Management Units shall be as follows: (A) if Grantee’s employment or services with the Employer Group is terminated for any reason (other than by the Employer for Cause or by Grantee without Good Reason) prior to the third anniversary of the Closing Date, the product obtained by multiplying (x) the excess of the Fair Market Value (as defined in the Zuffa Parent LLC Agreement) of the corresponding Zuffa Parent Profits Units, over the Distribution Threshold applicable to such Zuffa Parent Profits Units (such excess, the “Spread”) by (y) 75%; (B) if Grantee’s employment or services with the Employer Group is terminated by the Employer for Cause or by Grantee without Good Reason prior to the third anniversary of the Closing Date, the product obtained by multiplying (x) the Spread by (y) 50%; or (C) if Grantee’s employment or services with the Employer Group is terminated for any reason following the third anniversary of the Closing Date, the Spread. In connection with any Repurchase Option and as a condition to Grantee’s receipt of consideration for the Vested Management Units to be repurchased pursuant thereto, Grantee shall take or cause to be taken all actions requested by the Managing Member in order to expeditiously consummate such repurchase and any related transactions, including executing, acknowledging and delivering assignments, a general release of the members of the Employer Group and their respective Affiliates and related persons (in form and substance satisfactory to the Company) and other documents and instruments as may be reasonably requested and otherwise cooperating with the Managing Member, and making customary representations and warranties, including as to due approval and ownership free and clear of any liens and transfer of the applicable Vested Management Units.

“Cause” shall have the meaning set forth in Grantee’s employment or services agreement with Employer or, if no such agreement exists, shall mean Grantee’s (a) conduct constituting embezzlement, fraud, or material misappropriation, whether or not related to Grantee’s employment or services with the Employer Group; (b) conduct constituting a felony or misdemeanor involving moral turpitude, whether or not related to Grantee’s employment or services with Employer Group; (c) plea of guilty or nolo contendere to or conviction or indictment of a financial crime, material act of dishonesty or material unethical business conduct; (d) unauthorized disclosure or use of confidential information or breach of any intellectual property covenants, in each case, that results or is reasonably expected to result in material harm to the Employer Group, (e) breach of any restrictive covenants applicable to Grantee, (f) breach of any other material obligation under Grantee’s employment or other agreement with any member of the Employer Group, (g) material violation of the written policies of the Employer Group, (h) use of alcohol or drugs that materially interferes with the performance of Grantee’s duties, or (i) conduct that brings Grantee or the Employer Group into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on Grantee or the Employer Group. Notwithstanding the foregoing, termination by for Cause shall not be effective until and unless Grantee has been given written notice of the particular acts or circumstances which are the basis for the termination for Cause, and Grantee is thereafter given thirty (30) days to cure (other than with respect to clauses (b) or (c) of the preceding sentence) the omission or conduct that is the basis of such claim if such omission or conduct is reasonably capable of being cured, as determined in the Company’s discretion (it being understood that any errors in expense reimbursement may be cured by repayment).

“Good Reason” shall (i) have the meaning set forth in Grantee’s employment or services agreement with Employer or (ii) if no such agreement exists, shall mean, without Grantee’s written consent, the material breach by the Employer of any material obligation under Grantee’s employment or services agreement with Employer ; provided, that for purpose of prong (ii), Grantee shall, within 30 days of first becoming aware of such condition, provide written notice to Employer of the facts constituting Good Reason, and Employer shall have the opportunity to cure such event within 30 days of such notice. If Employer does not cure the alleged breach within the 30-day cure period, Grantee must terminate employment or services upon the expiration of the 30-day cure period or irrevocably waive all rights to terminate employment or services for Good Reason on the basis of such alleged breach.

6.	Rights as Holder of the Management Units.

Grantee shall be the record owner of each of the Management Units granted hereunder unless and until such Management Units are forfeited pursuant to Paragraph 4 or otherwise Transferred in accordance with the Company LLC Agreement, and, as record owner, shall be entitled to all rights of a holder of Management Units of the Company as set forth in the Company LLC Agreement: provided that, the Management Units shall be subject to the restrictions on Transfer and all other restrictions applicable to Units as set forth in this Agreement and the Company LLC Agreement.

7.	Investment Intent; Other Representations of Grantee.

7.1 Investment Intent. Grantee hereby represents and warrants that the Management Units are being acquired for investment and not with a view to distribution thereof, and covenants and agrees to make such other reasonable and customary representations as requested by the Company regarding matters relevant to compliance with applicable securities laws as are deemed necessary by counsel to the Company.

7.2 Other Representations. Grantee hereby represents and warrants to the Company as follows:

(a) Access to Information. Because of Grantee’s business relationship with Employer and with the management of Employer, Grantee has had access to all material and relevant information concerning the Company and Employer, thereby enabling Grantee to make an informed investment decision with respect to Grantee’s investment in the Company, and all pertinent data and information requested by Grantee from the Company, Employer or their respective representatives concerning the business and financial condition of the Company or Employer, as the case may be, and the terms and conditions of this Agreement have been furnished to Grantee. Grantee acknowledges that Grantee has had the opportunity to ask questions of and receive answers and obtain additional information from the Company, Employer and their respective representatives concerning the present and proposed business and financial conditions of the Company and Employer.

(b) Financial Sophistication. Grantee has such knowledge and experience in financial and business matters that Grantee is capable of evaluating the merits and risks of investing in the Management Units.

(c) Understanding the Investment Risks. Grantee understands that:

(i)	An investment in the Profits Units represents a highly speculative investment, and there can be no assurance as to the success of Zuffa Parent in its business;

(ii)	An investment in the Management Units in turn represents a highly speculative investment, and there can be no assurance as to the success of the Company in its business;

(iii)

The Management Units cannot be Transferred except in very limited circumstances in accordance with the provisions of the Company LLC Agreement and at present no market for the Management Units exists, and it is not anticipated that a market for the Management Units will develop in the future;

(iv)	The Management Units may be worthless;

(v)	The Profits Units transferred to the Company may be worthless; and

(vi)	Ownership of the Management Units may result in taxable income to Grantee without a corresponding cash or in-kind distribution.

7.3 Understanding of the Nature of the Management Units. Grantee understands and agrees that:

(a) The Management Units will not be registered under the Securities Act, or any applicable state securities laws;

(b) If the Management Units are not so registered, the Management Units will be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act;

(c) Grantee may not Transfer the Management Units except as permitted under the Company LLC Agreement;

(d) Only the Company can register the Management Units under the Securities Act and applicable state securities laws, but it is not anticipated that the Management Units will be registered in any event;

(e) The Company has not made any representations to Grantee that the Company will register the Management Units under the Securities Act or any applicable state securities laws, or with respect to compliance with any exemption therefrom;

(f) Grantee is aware of the conditions restricting the Transfer of the Management Units under the Company LLC Agreement, the Securities Act and applicable state securities laws; and

(g) The Company may, from time to time, make stop transfer notations in its transfer record to ensure compliance with the Securities Act and any applicable state securities laws, and any additional restrictions imposed by state securities administrators.

7.4 Additional Acknowledgements. Grantee acknowledges that:

(a) Neither Grantee nor anyone acting on Grantee’s behalf has paid, or will pay, a commission or other remuneration to any Person in connection with the acquisition of the Management Units; and

(b) At the time and as a condition of delivery of documents evidencing the Management Units, Grantee will be deemed to have made all the representations and warranties contained in this Paragraph 7 with respect to such Management Units and may be required to make other representations concerning investment intent as a condition of the delivery of such Management Units by the Company.

7.5 All Awards Subject to Written Agreement. Grantee acknowledges he or she has not heretofore received from the Company, and is not the holder of, any equity-related award (including, without limitation, the Management Units), other than awards, if any, evidenced by a written agreement between the Company and Grantee.

7.6 No Reliance on the Company. In making his investment decision with respect to the receipt of the Management Units, Grantee has not relied upon any entity within the Employer Group, or any representative thereof for any advice of any sort, including, but not limited to, tax or securities law advice.

7.7 Private Offering. Grantee has not become aware of, and has not entered into this Agreement as a result of, any advertisement in printed media of general and regular paid circulation (or other printed public media), radio, television or telecommunications or other form of advertisement (including electronic display) with respect to the Company or the offering or the distribution of the Management Units.

7.8 Accredited Investor. Grantee is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

7.9 Becoming a Member of the Company; No Access to Company or Employer Group Information. As a further condition to the issuance of the Management Units pursuant to this Agreement, Grantee shall execute and deliver to the Company a copy of the Company LLC Agreement, together with such other documents as the Managing Member may require, evidencing such Grantee’s status as a Member of the Company. Notwithstanding Grantee’s status as a Member of the Company, Grantee shall have no right whatsoever to (a) examine the books and records of the Company, Employer or any other entity within the Employer Group or (b) obtain any information about the identities of the other Members of the Company or members of any other entity within the Employer Group (or of the size or nature of such other Members’ or members’ interests in the Company or the entity within the Employer Group, respectively).

8.	Profits Interests; Section 83(b) Election.

(a) Each of the Management Units is intended to constitute a “profits interest” within the meaning of Internal Revenue Service Revenue Procedure 93-27 and 2001-43. A profits interest is granted in connection with the performance of services and is a right to receive distributions funded solely by the profits of the Company which are generated after the grant. As such, the Managing Member shall, if necessary, limit distributions and allocations of profits to Grantee so that such distributions and allocations do not exceed the available profits in respect of Grantee’s related profits interest. Consequently, under certain circumstances, distributions and allocations with respect to a Management Unit may differ in amount from distributions and allocations with respect to other Units issued or Transferred at a different time.

(b) Notwithstanding any provision of this Agreement or the Company LLC Agreement to the contrary, Grantee shall, as a condition subsequent to the issuance of the Management Units pursuant to this Agreement, execute and deliver a valid and timely election under Section 83(b) of the Code, in substantially the forms attached hereto as Annex A, to both the Internal Revenue Service and the Company within thirty (30) days of the Date of Grant. Upon the failure of Grantee to make such valid and timely election, the issuance of the Management Units shall be void ab initio.

9.	LLC Agreements.

The grant of any Management Units pursuant to this Agreement shall not restrict in any way the adoption of any amendment to the Company LLC Agreement or the Zuffa Parent LLC Agreement in accordance with the terms of such respective agreements.

10.	[Reserved]

11.	Notices.

Notices to the Company hereunder shall be addressed to the Company at the principal executive office of the Company, unless otherwise designated by the Company. Notices to Grantee hereunder shall be addressed to Grantee at the address appearing in the personnel records of Employer or an Affiliate thereof for Grantee, unless otherwise designated in writing by Grantee.

12.	Governing Law.

This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Delaware applicable to contracts entered into and wholly performed in said state. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

13.	Disputes.

Upon the occurrence of any dispute or disagreement between the parties hereto arising out of or in connection with any term of this Agreement, the subject matter hereof, or the interpretation or enforcement hereof, the parties shall comply with the dispute resolution procedure set forth in Section 11.06 and 11.07 of the Company LLC Agreement.

14.	No Right to Continued Service.

This Agreement shall not be construed as giving Grantee the right to be retained in the employ of, or in any other continuing relationship with, the Company, Employer or any of their respective Affiliates.

15.	Entire Agreement.

This Agreement, together with the Company LLC Agreement, the Zuffa Parent LLC Agreement and any other documents which may be entered into by Grantee, Employer and the Company on and after the Date of Grant, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussion and preliminary agreements. This Agreement may not be amended except in writing executed by the parties hereto.

16.	Counterparts.

This Agreement may be executed in any number of counterparts and by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

17.	Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

18.	Definitional Provisions.

Defined terms used in this Agreement in the singular shall import the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Paragraphs shall be deemed to be references to Paragraphs of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any statute or laws defined or referred to herein shall include any rules, regulations or forms promulgated thereunder from time to time and as from time to time amended, modified or supplemented, including by succession of successor rules, regulations or forms. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any reference to the number of Management Units or Profits Units means such Management Units or Profits Units as appropriately adjusted to give effect to any equity combinations, restructuring or other capitalizations of Zuffa Parent, the Company or their capital structures. Any reference herein to the holder of a particular class or series of Management Units shall be a reference to such Person solely in its capacity as a holder of that particular class or series of such Management Units.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

/s/ Christian Muirhead
Christian Muirhead

UFC MANAGEMENT HOLDCO LLC

By	/s/ Jason Lublin

Its Authorized Signatory

[Signature Page to Management UFC Management Holdco Award Agreement]